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                       *RETIREMENT BENEFIT EQUITY PLAN*
                                      OF
                       ARMSTRONG WORLD INDUSTRIES, INC.


     This Retirement Benefit Equity Plan has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be applicable effective on and after January 1, 1976 to pay supplemental retirement benefits to certain employees of the Company who have qualified or may qualify for benefits under the Retirement Income Plan for Employees of Armstrong World Industries, Inc.

     All benefits payable under this Plan shall be paid out of the general assets of the Company, or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust.


Article 1.  Definitions

     1.01 "Board of Directors" shall mean the Board of Directors of the Company.

     1.02 "Committee" shall mean the Retirement Committee as provided for in
          Article 4.

     1.03 "Company" shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise, with respect to its employees. The term Company shall also mean any other company participating in the Retirement Income Plan with respect to its employees if such Company adopts this Plan.

     1.04 "Compensation" shall mean "compensation" as determined under the Retirement Income Plan without regard to limitations under Section 401(a)(17) of the Internal Revenue Code plus amounts deferred under the Armstrong Deferred Compensation Plan, if any and amounts contributed by the Company to the Bonus Replacement Retirement Plan of Armstrong World Industries, Inc. (the "Bonus Replacement Plan") on behalf of a Member in the year in which such contribution is made.

     1.05 Effective Date" shall mean January 1, 1976.

     1.06 "Member" shall mean any person included in the membership of the Plan as provided in Article 2.

     1.07 "Plan" shall mean the Retirement Benefit Equity Plan of Armstrong World Industries, Inc. as described herein or as hereafter amended.

     1.08 "Retirement Income Plan" shall mean the Retirement Income Plan for Employees of Armstrong World Industries, Inc.

Article 2.  Membership

     2.01 Every person who was a member of the Plan as in effect on December 31, 1982 shall remain a Member of the Plan on or after January 1, 1983.

     2.02 Every other employee of the Company shall become a Member of the Plan on the first day of the calendar year in which:

          (a) his benefit calculated under the Retirement Income Plan exceeds the allowed benefit under Section 415 of the Internal Revenue Code,

          (b) his compensation exceeds the maximum allowed under Section 401(a)(17) of the Internal Revenue Code,

          (c) he has compensation deferred under the terms of the Armstrong Deferred Compensation Plan,

* AMENDED THROUGH FEBRUARY 28, 1999
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          (d)  he is a key executive designated by the Board of Directors, or its delegate, to receive credit for employment prior to his Company employment for purposes of calculating his Retirement Income Plan benefit, as provided under Section 3.01(a)(iii) of this Plan, or

          (e) he has a contribution made on his behalf to the Bonus Replacement Plan.

     2.03 Membership under the Plan shall terminate if a Member's employment with the Company terminates unless at that time the Member is entitled to retirement income payments pursuant to the Retirement Income Plan.


Article 3.  Amount and Payment of Supplemental Benefits


     3.01 The supplemental benefits under this Plan shall be payable by the Company only with respect to a Member who has retired, died or otherwise terminated his employment with the Company and is entitled to benefits under the Retirement Income Plan; provided, however, that the benefit under Section 3.01(a)(iii) hereof shall not be payable (and the offset under Section 3.01(c) hereof shall not be applied) with respect to a Member described in Section 2.02(d) unless following his date of hire with the Company the Member remains employed by the Company for a period of at least 5 full years. Any such supplemental benefits shall be payable from the general assets of the Company or from a trust, if any, established by the Company for the purpose of paying benefits under the Plan, the assets of which shall remain subject to the claims of judgment creditors of the Company in accordance with the provisions of any such trust. The supplemental benefits under this Plan shall be payable under the same terms and conditions, including the same time, and to the same person as the benefits payable to or on account of a Member under the Retirement Income Plan.

          The amount of any supplemental benefits payable to or on account of a Member pursuant to this Plan shall be equal to (a) minus (b) minus
          (c), where:

          (a) is the benefit calculated under the provisions of the Retirement Income Plan, but:

               (i) disregarding any reduction in the amount of benefits under the Retirement Income Plan attributable to any provision therein incorporating limitations imposed by Section 415 of the Internal Revenue Code or Section 401(a)(17) of the Internal Revenue Code;

               (ii) disregarding any reduction due to compensation deferred under the Armstrong Deferred Compensation Plan;

               (iii) including, for purposes of calculating Total Service under the Retirement Income Plan, years of employment for a Member described in Section 2.02(d) which precede his Company employment to the extent so designated by the Board of Directors, or its delegate, at the time such individual is designated as eligible for membership in the Plan;


               (iv) including, for purposes of determining compensation, any amounts contributed on a Member's behalf to the Bonus Replacement Plan.

          (b) is the actual amount of benefits payable to or on account of the Member as calculated under the Retirement Income Plan; and

          (c) is the value of the benefit (excluding the portion of such benefit attributable to employee contributions) which is payable, which has been paid or which will become payable to a Member described in Section 2.02(d) from a qualified defined benefit plan to the extent such plan takes into account the period of employment described in Section 3.01(a)(iii). In the event the Member has received, is receiving, or is scheduled to receive benefits from another such plan in any form other than a single life annuity or at a time other than when benefits commence under this Plan, the benefit to be taken into account under this

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               paragraph (c) shall be determined by the Company based on
               actuarial assumptions and factors reasonably utilized under the Retirement Income Plan as of the date of determination, or to the extent such factors or assumptions do not contemplate a particular situation which arises under this Plan, based upon the factors applied by the Pension Benefit Guaranty Corporation for purposes of determining the present value of benefit upon termination of a plan with insufficient assets.

          Notwithstanding the preceding provisions of this Section 3.01, in the event a retired or terminated Member's benefit calculated under the Retirement Income Plan is increased for any reason after the Member's supplemental benefit payments have commenced, the amount of any supplemental benefits payable to or on account of such Member under this Plan shall be reduced correspondingly on a prospective basis, and in the event such increase is made retroactively resulting in overpayments of the Member's supplemental benefits, future benefit payments under this Plan shall be reduced to reflect such prior overpayments in any manner determined by the Committee, in its discretion, and applied on a consistent basis to all similarly situated Members, until an amount equal to the total overpayments in the Member's supplemental benefit payments are recovered.

     3.02 If a Member described in Section 2.02 (d) is involuntarily terminated after completing one year of service but prior to becoming vested in the Retirement Income Plan and who receives severance pay benefits under the Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. or any individual severance agreement, or who is eligible for severance pay benefits under the Employment Protection Plan for Salaried Employees of Armstrong World Industries, Inc., a supplemental benefit will be paid under this Plan. The benefit will be calculated using the guaranteed pension schedule for Salaried Employees of Armstrong World Industries, Inc., from the Retirement Income Plan multiplied by the total years of service credited for employment prior to his Company employment, as determined in Section 2.02(d) and his years of Company employment. This benefit is payable at age 62 or the Member's termination date, whichever is later, as a single life annuity.

     3.03 If a Member is restored to employment with the Company after having retired, any monthly payments under the Plan shall be discontinued and, upon subsequent retirement or termination of employment with the Company, the Member's benefits under the Plan shall be recomputed in accordance with Section 3.01 and shall again become payable to such Member in accordance with the provisions of the Plan.

Article 4.  Administration

     4.01 The administration of the Plan and the responsibility for carrying out its provisions are vested in a Retirement Committee which shall be composed of the members of the Retirement Committee provided for under
          Article X of the Retirement Income Plan. The provisions of Article X of the Retirement Income Plan concerning powers of the Committee shall apply under this Plan. The Retirement Committee shall have the full and exclusive discretion and authority to interpret the Plan and to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of Plan provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Retirement Committee. All decisions of the Committee shall be conclusive and binding upon all affected persons. The expenses of the Committee shall be paid directly by the Company.

Article 5.  General Provisions

     5.01 The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan. No legal or beneficial interest in any of the Company's assets is intended to be conferred by the terms of the Plan.

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     5.02 In the event that the Committee shall find that a Member or other person entitled to benefits hereunder is unable to care for his affairs because of illness or accident, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.

     5.03 The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

     5.04 Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member. In the event that the Committee shall find that any Member or other person entitled to benefits hereunder has become bankrupt or has made any such attempt with respect to any such benefit, such benefit shall cease and terminate, and in that event the Board shall hold or apply the same to or for the benefit of such Member or other person entitled to benefits.

     5.05 (a) In the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Member in his relationship with the Company, all benefits which would otherwise be payable to him under the Plan shall be forfeited. Notwithstanding the foregoing, if the Company's Board of Directors or a duly constituted Committee thereof, in its discretion, shall determine that the Member had no reasonable cause to believe his conduct was unlawful, then the Board of Directors may determine that such benefits shall not be forfeited.

          (b) In the event that a Member becomes associated in any capacity with a business which competes with the Company, all future benefit payments under the Plan shall cease and be forfeited. Notwithstanding the foregoing, benefits shall not cease or be forfeited merely because the Member (1) owns publicly traded shares of stock of a corporation which competes with the Company, or (2)(a) acts as a consultant for, (b) has an investment in, or
               (c) is a Board member of a business where (i) after the Member notifies the Company in writing in advance of his potential involvement under (2)(a), (b) or (c), the Company's Board of Directors or a duly constituted Committee thereof determines that the Member will not be in violation of the Company's Conflicts of Interest policy, or (3) becomes associated with a business which competes with the Company within two years following a "change in control" and is eligible for benefits under the Employment Protection Plan for Salaried Employees.

          (c) A "change in control" shall occur if and when (i) any person acquires "beneficial ownership" of more than 28% of the then outstanding "voting stock" of the Company and within five years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Board of Directors or (ii) there shall occur a "business combination" with an "interested shareholder." For the purpose of this Section, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "business combination," and "interested shareholder" shall have the meaning given to them in Article 7 of the Company's Articles of Incorporation as in effect on May 1, 1985.

     5.06 The Plan shall be constructed, regulated and administered under the laws of the Commonwealth of Pennsylvania.

     5.07 The masculine pronoun shall mean the feminine wherever appropriate.

     5.08 The Board of Directors may, through written resolutions adopted by the Board of Directors, amend or discontinue the Retirement Benefit Equity Plan at any time; provided, however, that if the Plan is

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          amended to discontinue or reduce the amount of supplemental benefit payments (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) (1) Members who have retired under the Plan shall continue to be paid in the amount and manner (as provided under Article 3 hereof) as they were being paid at the time of amendment or discontinuance of the Plan, and (2) future retirees under the Plan for whom supplemental benefits have been pre-funded in a trust prior to any such discontinuance or reduction in benefits, shall notwithstanding the amendment be entitled upon retirement to receive such pre-funded supplemental benefits, subject, however, to any amendment or discontinuation of such pre-funded benefits made under a written employment agreement entered into between the Executive Committee and the future retiree.

          In addition, the Board of Directors may by written resolution delegate to the Executive Committee of the Board of Directors this authority to amend the Plan. The Executive Committee shall amend the Plan by means of written resolution in accordance with the authorization of the Board of Directors, provided, however, that any such amendment by the Executive Committee also may be made through the terms of a written employment agreement entered into between a Member and the Executive Committee.

     5.09 (a) Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

          (b) If the claim or request is denied, the written notice of denial shall state:


               (i) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

               (ii) A description of any additional material or information required and an explanation of why it is necessary.

               (iii) An explanation of the Plan's claim review procedure.

          (c) Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

          (d) The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

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